Exhibit 10.15
FREEPORT-McMoRan INC.
DIRECTOR COMPENSATION
(as of February 2, 2021)

Cash Compensation

Each non-management director will receive, as applicable:

•an annual fee of $125,000 for serving on the Board;
•an annual fee of $25,000 for serving as Chair of the Audit Committee, $20,000 for serving as Chair of the Compensation Committee and $15,000 for serving as Chair of any other principal committee of the Board (Corporate Responsibility and Governance); and
•an annual fee of $100,000 for serving as Lead Independent Director.

Each director also receives reimbursement for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Equity-Based Compensation

Non-management directors currently receive annual equity awards payable solely in restricted stock units, or RSUs, with the number of RSUs granted determined by dividing $170,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest in one installment on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant.

Stock Purchase Elections; Deferrals

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date.

Non-management directors may elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the director. Non-management directors may also elect to defer receipt of their vested RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for the benefit of certain of our non-management directors who reach age 65. In April 2008, the Board amended the plan to freeze the maximum annual benefit at $40,000, except as provided below, and to terminate the plan for future directors. Under the retirement plan, an eligible director will be entitled to an annual benefit up to a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of our former parent and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death. This additional benefit is not subject to the $40,000 maximum annual benefit described above.